UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PATENT PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Patent Properties, Inc.
Two High Ridge Park
Stamford, CT 06905

April 21, 2014

Dear Stockholders:

It is our pleasure to invite you to the 2014 Annual Meeting of Stockholders of Patent Properties, Inc. We will hold the meeting on Wednesday, June 4, 2014, at 10:00 a.m. local time, at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901.

We describe in detail the actions we expect to take at the Annual Meeting in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

All holders of our common stock with shares registered directly in their name (i.e., stockholders of record) will be able to vote by mail. Stockholders whose shares are held in a stock brokerage account or by a bank or other nominee (i.e., holders in street name) will receive voting information from their bank, broker or other nominee.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares by completing, signing and dating the proxy card or voting instruction card provided and returning it in the prepaid envelope provided, or by voting on the Internet (if Internet voting is available to you).

Thank you for your ongoing support of and continued interest in Patent Properties.

Sincerely,

/s/ Jay S. Walker
Jay S. Walker
Executive Chairman

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE OR MAIL.

PATENT PROPERTIES, INC.
Two High Ridge Park
Stamford, CT 06905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 4, 2014

To the Stockholders of Patent Properties, Inc.:

Notice is hereby given that the annual meeting of stockholders of Patent Properties, Inc. (the “Company”) will be held on June 4, 2014 at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901, at 10:00 a.m., local time. The meeting is called for the following purposes:

1.	To elect a board of six directors;
2.	To ratify the appointment of Marcum LLP as the independent auditors of the Company for the fiscal year ending December 31, 2014;
3.	To conduct an advisory vote approving executive compensation;
4.	To conduct an advisory vote regarding the frequency of advisory votes to approve executive compensation; and
5.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

The close of business on April 17, 2014 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The Company’s stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s offices during the 10-day period preceding the meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy card promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. This Proxy Statement, a form of proxy and our most recent Annual Report on Form 10-K are available to view online at the following internet address: http://www.patentproperties.com.

By Order of the Board of Directors,

/s/ Jonathan A. Siegel
Jonathan A. Siegel
Chief Administrative Officer, General
Counsel and Secretary

Dated: April 21, 2014

PATENT PROPERTIES, INC.
Two High Ridge Park
Stamford, CT 06905

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Patent Properties, Inc. (the “Company,” “Patent Properties,” “we,” “us,” or “our”) for the annual meeting of stockholders to be held on June 4, 2014 at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901, at 10:00 a.m., local time. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to our Secretary, at the above address.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for each of the proposals.

The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed to our stockholders on or about April 21, 2014.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

GENERAL INFORMATION ABOUT VOTING

Record Date; Outstanding Shares; and Voting Rights

Only stockholders of record at the close of business on April 17, 2014 (the “Record Date”), are entitled to receive notice of, and vote at our annual meeting. As of the Record Date, the Company had 20,741,572 shares of its Common Stock outstanding and 14,999,000 shares of Series B Preferred Stock issued and outstanding. Each share of the Company’s Common Stock entitles its holder to one vote on any matter submitted to the stockholders. The holders of the shares of Series B Preferred Stock will vote together with the Common Stock on all matters where stockholders are entitled to vote. The holders of shares of Series B Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast with respect to any such matter.

Quorum Requirement for the Annual Meeting

The holders of record of a majority of the voting power of all the then outstanding shares entitled to vote at the annual meeting, present in person or represented by proxy, must be present at the annual meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the annual meeting; or
•	Have voted by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

Votes Required for Approval

Proposal 1: Election of Directors.  Directors are elected by a plurality vote, and the six nominees who receive the most votes will be elected. In the election of Directors, votes may be cast in favor of all nominees or to withhold voting with respect to specific nominees.

Proposal 2: Ratification of Appointment of Auditors.  The affirmative “FOR” vote of a majority of the votes cast is necessary for approval of such proposal.

Proposal 3: Advisory Vote Approving Executive Compensation.  The affirmative “FOR” vote of a majority of the votes cast is necessary for approval of such proposal.

Proposal 4: Advisory Vote Regarding the Frequency of Advisory Votes to Approve Executive Compensation.  The affirmative “FOR” vote of a plurality of the votes cast will determine the outcome of such advisory vote.

Broker Non-Votes and Abstentions

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the annual meeting are “non-routine,” except for the proposal to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. In tabulating the voting result for the particular proposals set forth above, abstentions and broker non-votes will have no effect on the proposals being voted upon, assuming that a quorum is obtained.

Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors or on executive compensation matters in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Tabulation of Votes

The votes received by proxy will be tabulated and certified by our transfer agent Continental Stock Transfer & Trust Company. All other votes will be tabulated by an inspector of election at the meeting.

VOTING

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card. The procedures for voting by proxy are as follows.

To vote by proxy using the enclosed proxy card (only if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided. If you vote by proxy, your vote must be received by 12:00 p.m. Eastern Time on June 3, 2014 to be counted.

If you are not a stockholder of record, please follow the directions provided to you by your bank or broker. If you wish to vote in person at the meeting, please contact your bank or broker to learn the procedures necessary to allow you to vote your shares in person.

You may revoke any proxy by notifying us in writing at our address, Attn: Secretary, or by voting a subsequent proxy or in person at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The Company has two classes of stock outstanding, its common stock and its Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock are convertible on a one-for-one basis into shares of our common stock. The holders of the Company’s common stock are entitled to one vote per share of common stock held on all matters submitted to a vote of stockholders, and holders of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast on all matters presented to the stockholders. The holders of the our common stock have equal rights to receive dividends, when and if declared by our Board of Directors, out of funds legally available for such purpose, and holders of our Series B Convertible Preferred Shares will receive the equivalent amount of any dividends as the holders of our common stock, on an as converted basis. In the event of liquidation, holders of our common stock are entitled to share ratably in our net assets available for distribution to stockholders, and holders of Series B Convertible Preferred Stock will receive the equivalent amount of liquidation proceeds as the holders of our common stock, on an as converted basis. The table below sets forth the number and percentage of shares of our common stock owned as of the Record Date, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our directors and named officers, and (iii) our directors and named officers as a group. As of the Record Date, there were 20,741,572 shares of our common stock outstanding.

Except as otherwise set forth below, the address of each of the persons listed below is Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under our incentive stock plans.

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Class
5% or Greater Stockholders
Common Stock	Walker Digital, LLC	29,819,169	(4)	82.5%
Series B Convertible Preferred	Walker Digital, LLC	14,999,000	(2)	100%
Common Stock	Genesis Capital Advisors, LLC	1,708,829	(3)	8.1%
Common Stock	IP Navigation Group, LLP(6)	1,445,000		6.8%
Directors and Named Executive Officers
Common Stock	Jay Walker	29,819,169	(5)	82.5%
Series B Convertible Preferred	Jay Walker	14,999,000	(5)	100%
Common Stock	Jonathan Ellenthal	—		—
Common Stock	Jonathan Siegel	—		—
Common Stock	Karen Romaine	—		—
Common Stock	Sharon Barner	—		—
Common Stock	Nathaniel J. Lipman	—		—
Common Stock	Robert Kelly	—		—
Common Stock	Harvey W. Schiller, Ph.D	687,286	(7)	3.3%
Common Stock	All officers and directors as a group (8 persons)	30,506,455	(5)	84.4%

(1)	Based upon 20,741,572 shares of our common stock outstanding on April 17, 2014 and, with respect to each individual holder, includes rights to acquire our common stock exercisable within 60 days of April 17, 2014.
(2)	Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into one share of our common stock. All shares of Series B Convertible Preferred Stock will vote together with the common stock on all matters to which stockholders are entitled to vote. The holder of the Series B Convertible Preferred Stock is entitled to cast 80% of the total votes that may be cast with respect to any such matter.
(3)	Based on a Schedule 13D filed by Genesis Opportunity Fund, LP on April 9, 2012, Represents 1,535,529 shares of common stock held by Genesis Opportunity Fund, L.P. and 173,300 shares of common stock held by Genesis Asset Opportunity Fund, L.P. Genesis Capital Advisors LLC is the investment manager of each of Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund L.P. Each of Ethan Benovitz and Daniel Saks are managing members of Genesis Capital Advisors LLC and share voting and dispositive power over the securities held by Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund L.P. As set forth in the Schedule 13D each of Ethan Benovitz and Daniel Saks have disclaimed beneficial ownership of such securities. The business address of Genesis Capital Advisors LLC is 1212 Avenue of the Americas, 19th Floor, New York, NY 10036.
(4)	Consists of 2,667,667 shares of common stock and 14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our common stock. As a result of the voting power of the Series B Convertible Preferred Stock, Walker Digital may be deemed to beneficially own an additional 12,152,502 shares of common stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.
(5)	Reflects shares held by Walker Digital, over which Mr. Walker, through his controlling interest in Walker Digital has voting and investment power over the shares. As a result of the voting power of the Series B Convertible Preferred Stock, Walker Digital may be deemed to beneficially own an additional 12,152,502 shares of common stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.
(6)	The business address of IP Navigation Group, LLC is Chateau Plaza, 2515 McKinney Ave., Suite 1000, Dallas, TX 75201.
(7)	Consists of 562,286 shares of our Common Stock and 125,000 shares of our Common Stock issuable upon exercise of stock options.

2013 Change in Control

On July 11, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on September 18, 2013 (the “Closing Date”) Walker Digital Holdings, LLC (“Walker Holdings”), a wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”) became a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, the Company is now a holding company with its primary operations conducted through Walker Holdings, although we anticipate that Walker Holdings will transfer a patent licensing system to us or another of our subsidiaries. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”). Under the transaction, Walker Digital received shares of our common stock and shares of a new Series B Preferred Stock, resulting in Walker Digital (after giving effect to a resale transaction completed in February 2014) owning approximately 49% of the economic interest and approximately 82.5% of the voting interest in the Company. Walker Digital may also receive an additional 2,166,667 shares of common stock, subject to certain performance conditions as more fully described below under “Transactions with Related Persons, Promoters and Certain Control Persons”.

Prior to the Merger, Walker Digital Licensing and Enforcement (“Walker Licensing”) was a business segment of Walker Digital and was engaged in developing and commercializing the patent and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property to include the sale of select patent assets.

Nominees of our Board of Directors

Our Board of Directors has nominated the persons identified below for election as directors, to serve until the next annual meeting or their successors have been elected and qualified. If any nominee becomes unavailable for election, which is not expected, the persons named in the accompanying proxy intend to vote for any substitute whom the Board of Directors nominates. The following table sets forth information about our director nominees as of the Record Date.

Name	Age	Position
Jay Walker	57	Executive Chairman of the Board of Directors
Jonathan Ellenthal	48	Vice Chairman of the Board of Directors, Chief Executive Officer
Nathaniel J. Lipman	49	Director
Robert Kelly	56	Director
Sharon Barner	56	Director
Harvey W. Schiller, Ph.D.	73	Director

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, six directors will be elected by the stockholders to serve until the next annual meeting of stockholders or until their successors are elected and shall qualify. It is intended that the accompanying proxy will be voted for the election, as directors, of Jay Walker, Jonathan Ellenthal, Nathaniel J. Lipman, Robert Kelly, Sharon Barner and Harvey W. Schiller, Ph.D., unless the proxy contains contrary instructions. We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. In the event that any of the nominees should become unable or unwilling to serve as a director, however, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by the directors.

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders or until they resign or are removed from office in accordance with our bylaws. Set forth below are the respective principal occupations or brief employment histories of the eleven nominees and the periods during which each has served as our director, as well as for our named executive officers and certain significant employees.

Director Nominees

Jay Walker, Executive Chairman of the Board of Directors, is chairman of Walker Digital, which he founded in 1994. He is widely known as the founder of Priceline.com, which brought a new level of value to the travel industry and its millions of customers. Mr. Walker is also the curator and chairman of TEDMED, a global community of people from every field who are passionate about the future of health and medicine (TEDMED is the sole independent licensee of the TED organization). Concurrently, Mr. Walker is a member of several organizations that promote innovative solutions to global problems, including The President’s Circle of the National Academies (comprising the National Academy of Science; the National Academy of Engineering; the Institute of Medicine; and the National Research Council); and the Atlantic Council as a member of the Board of Directors. Mr. Walker is also curator of a private library on the History of Human Imagination and is actively involved with Cornell University as the co-chairman of its Library Campaign. Mr. Walker received his Bachelor of Arts in Industrial Relations, Cornell University, New York, in 1978 and an Honorary Doctor of Science, Cazenovia College, New York in 2011.

Jonathan Ellenthal, Vice Chairman of the Board of Directors, Chief Executive Officer, was the Chief Executive Officer of Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, since 2008. He continues to serve as a Director for many of Walker Digital’s subsidiaries and collaborates with Jay Walker on all new business designs and the strategic direction of the company. Since early 2011, Mr. Ellenthal has also been a Partner in TEDMED, LLC. As the exclusive licensee of the globally recognized TED brand for the field of health and medicine, TEDMED focuses entirely on innovation and breakthrough thinking in service of a healthier future. From January 2010 until March 2014, Mr. Ellenthal was a member of the Board of Directors of Affinion Group, Inc.

Prior to joining Walker Digital in 2008, Mr. Ellenthal was the Chief Executive Officer of Synapse Group, Inc., a direct marketing subsidiary of Time Inc., and served in a variety of senior leadership roles at Synapse before becoming CEO. Mr. Ellenthal is a Trustee of the Wilton Family Y in Wilton, Connecticut, and a board member of the local chapter of Young Presidents’ Organization, Inc. He holds a B.A. from Wesleyan University in Middletown, Connecticut.

Nathaniel J. Lipman, Director, has served as a director of Affinion Group, Inc. since October 17, 2005, and is currently the Executive Chairman of the Board of Directors. He was formerly the Chief Executive Officer of Affinion from October 17, 2005 until September 20, 2012, the President of Affinion from October 17, 2005 to January 2010, the President and Chief Executive Officer of Trilegiant starting in August 2002 and President and Chief Executive Officer of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. He served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman

was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., Senior Corporate Counsel at The Walt Disney Company and a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. Mr. Lipman served on the board of directors of EVERTEC, Inc. until its IPO in April 2013, and in August of 2013, Mr. Lipman became a member of the board of directors of Reader’s Digest Association, Inc. Mr. Lipman also serves on the board of Novitex, Inc. Mr. Lipman currently serves on the board of Walker Digital since March 2013. Mr. Lipman received a bachelor’s degree from the University of California, Berkeley, in 1986, and his Juris Doctor from the University of California, Los Angeles, in 1989.

Robert Kelly, Director, has served as chief financial officer of SolarCity Corporation (NASDAQ;SCTY), a solar company, since October 2011. Prior to joining SolarCity, Mr. Kelly served as chief financial officer of Calera Corporation, a clean technology company, from August 2009 to October 2011, and as an independent consultant providing financial advice to retail energy providers and power developers from January 2006 to August 2009. Mr. Kelly served as chief financial officer and executive vice president of Calpine Corporation (NYSE;CPN), an independent power producer, from March 2002 to November 2005, as president of Calpine Finance Company from March 2001 to November 2005, and held various financial management roles with Calpine from 1991 to 2001. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008. Mr. Kelly also served as the marketing manager of Westinghouse Credit Corporation from 1990 to 1991, as vice president of Lloyds Bank PLC from 1989 to 1990, and in various positions with The Bank of Nova Scotia from 1982 to 1989. Mr. Kelly holds a bachelor’s of commerce degree from Memorial University of Newfoundland, Canada and an MBA from Dalhousie University, Canada.

Sharon Barner, Director, has been Vice President, General Counsel, of Cummins Inc. (NYSE;CMI) since January 30, 2012. Prior to joining Cummins, Sharon was the Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office from 2009 through 2011. From 1996 to 2009 she was an attorney and partner with the international law firm of Foley & Lardner LLP where, among other positions, she chaired the Intellectual Property Department and the Intellectual Property Litigation Practice Group. She was also a member of the Executive Management Committee for the firm from 2003 through 2009. Ms. Barner was named as one of “The 50 Most Influential Minority Lawyers in America” by The National Law Journal (May 2008). Ms. Barner was also named to the list of the top 50 women “Super Lawyers” in Illinois in 2006-2011 by Law & Politics Media, Inc. for intellectual property litigation work (2005-2011). She was also named top Intellectual Property Lawyer in Black Enterprise Magazine in November, 2003, and top Intellectual Property Lawyer in Diversity and the Bar in May/June, 2003. Other accolades include “Patent Plums: Who’s Enforcing the Most Important Patents” IP Law & Business (August 2001), and she was featured and profiled in a 2008 story entitled “The IP Wild West: Sharon Barner Takes on China,” Crain’s Chicago. From 2007 through 2009, Ms. Barner served on the Board of Directors for La Rabida Children’s Hospital, Chicago, Illinois; and has been the Chair of the Conflicts Committee since May 2012. In 1979, Ms. Barner received bachelor of science degrees in Political Science and in Psychology from Syracuse University and she received her Juris Doctor from the University of Michigan Law School in 1982.

Harvey W. Schiller, Ph.D., Director, was the Chairman of the Board and Chief Executive Officer of the Company from June 2005 until September 2013. He also serves as the Vice Chairman and President of the Sports, Media, and Entertainment Practice of Diversified Search, one of the top executive search firms in the U.S. Dr. Schiller had been Chairman of the Board of privately-held GlobalOptions, Inc. since February 2004. Prior to joining GlobalOptions, Dr. Schiller served as Chairman of Assante U.S., a provider of financial and life management products and services, from 2002 to 2004. Prior to joining Assante, he was Chairman and Chief Executive Officer of YankeeNets from 1999 to 2002. His previous experience includes President of Turner Sports, Inc., Executive Director and Secretary General of the United States Olympic Committee and Commissioner of the Southeastern Conference. Prior to joining the United States Olympic Committee, Dr. Schiller served for more than 25 years in the United States Air Force, achieving the rank of Brigadier General. Dr. Schiller currently serves on the boards of Mesa Airlines, Iverson Genetics and the National Baseball Hall of Fame, and is a former advisory partner of Millennium Technology Value Partners, L.P.

All directors hold office until the next annual stockholders’ meeting or until their death, resignation, retirement, removal, disqualification, or until their successors have been elected and are qualified.

A brief discussion of the experiences and skills that led to the conclusion that each of the proposed directors should serve as directors is provided below:

•	Jay Walker. The Board believes that Mr. Walker will provide the Board, by virtue of his extensive experience as an innovator and entrepreneur, with valuable industry insight, leadership and business knowledge.
•	Jonathan Ellenthal. The Board believes that Mr. Ellenthal’s strategic vision and ability to realize new business avenues will be vital to the success of future company initiatives.
•	Nathaniel J. Lipman. The Board believes that Mr. Lipman’s executive leadership experiences will provide the Board with a crucial perspective on the fruition of future business opportunities.
•	Robert Kelly. The Board believes that, as a result of Mr. Kelly’s financial background, as well as his service for publicly traded companies, he possesses a valuable ability to assess financial issues in a highly competitive business atmosphere.
•	Sharon Barner. The Board believes that Ms. Barner’s intellectual property law background, including her service as Deputy Under Secretary of Commerce for Intellectual Property and as Deputy Director of the United States Patent and Trademark Office, will provide the Board with valuable insight with respect to patent and patent-enforcement matters.
•	Harvey W. Schiller, Ph.D. The Board believes that, from his military career and as an executive of numerous entities, Dr. Schiller brings to the Board strong leadership and organizational skills and a deep commitment to integrity and excellence.
Involvement in Certain Legal Proceedings

Robert Kelly served as Chief Financial Officer and Executive Vice President of Calpine Corporation from March 2002 to November 2005 and as president of Calpine Finance Company from March 2001 to November 2005. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008.

Other than as noted above, none of our executive officers or directors has, during the past ten years:

(a)	Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;
(c)	Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or
(d)	Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Family Relationships

There are no family relationships among our executive officers, directors and significant employees.

Transactions with Related Persons, Promoters and Certain Control Persons

On March 27, 2012, we entered into a support agreement (the “Genesis Support Agreement”) with Genesis Capital Advisors LLC, a Delaware limited liability company, Genesis Opportunity Fund, L.P., a Delaware limited partnership (“Genesis Opportunity Fund”), and Genesis Asset Opportunity Fund, L.P., a Delaware limited partnership (“Genesis Asset Opportunity Fund”) (collectively, the “2012 Stockholder”). Pursuant to the Genesis Support Agreement, the 2012 Stockholder agreed to vote all of the shares of our common voting stock owned by the 2012 Stockholder in favor of the election of all director nominees recommended by the Board at our 2012 Annual Meeting.

The Genesis Support Agreement also provided that, as a condition to the 2012 Stockholder’s obligations thereunder, the Board would adopt certain resolutions providing that (i) the Stockholder, together with its affiliates, will not be deemed to be an “Acquiring Person” for the purposes of that certain Rights Agreement, dated as of September 7, 2010, as amended (such amendment is described below) (the “Rights Agreement”), by and between the us and Continental, as rights agent, unless and until the 2012 Stockholder becomes the “Beneficial Owner” (as defined under the Rights Agreement) of more than 35% of our outstanding common stock, and (ii) the Board approve, solely for the purposes of Section 203 of the Delaware General Corporation Law, the acquisition of additional shares of our common stock by the 2012 Stockholder. The Genesis Support Agreement also provided that if at any time the 2012 Stockholder beneficially owns less than 25% of our common stock and then at any time it increases its beneficial ownership over 25% it would be deemed an “Acquiring Person” and if at any time the 2012 Stockholder beneficially owns less than 10% of our common stock then at any time it increases its beneficial ownership over 10% it would be deemed an “Acquiring Person”. The parties terminated the Genesis Support Agreement effective upon the closing of the Merger.

Pursuant to our obligations under the Genesis Support Agreement and as a further inducement for the 2012 Stockholder to enter into the Genesis Support Agreement, we, concurrently with the execution of the Genesis Support Agreement, entered into a Genesis Registration Rights Agreement. Pursuant to the Genesis Registration Rights Agreement, we agreed to register for resale the shares of common stock held by the Genesis Funds no later than April 30, 2012. The Genesis Registration Rights Agreement further obligated us to use commercially reasonable efforts to cause any registration statement filed pursuant to the Genesis Registration Rights Agreement to be declared effective within 150 days following the date of the Genesis Registration Rights Agreement, and to remain effective under the Securities Act until the earlier of (i) such time as all of Genesis’ shares of our common stock registered by any such registration statement have been sold, or (ii) three years from the effective date of the Genesis Registration Rights Agreement.

On July 22, 2013, we entered into an amendment (the “Amendment”) to the Genesis Registration Rights Agreement. The Amendment provided, in part that, (i) we would within nine (9) business days following the closing of the Merger, use commercially reasonable efforts to file a post-effective amendment (the “Post-Effective Amendment”) to our registration statement which included the shares held by the Genesis Funds, (ii) we would use commercially reasonable efforts to have the Post-Effective Amendment declared effective within 45 business days following the closing of the Merger, (iii) if we are required to exclude certain shares from our registration statement because of Commission rules, we would first exclude all shares other than the Genesis Funds’ shares, prior to excluding any of the Genesis Funds’ shares from registration, and (iv) Genesis Funds will immediately suspend use of the registration statement which includes the shares held by the Genesis Funds until a post-effective amendment to such registration statement that reflects the transactions contemplated by the Merger Agreement is declared effective by the Commission. Additionally, in the Amendment, we agreed to further amend the terms of the Genesis Registration Rights Agreement to provide that the Genesis Funds will be entitled to liquidated damages under certain circumstances, if we enter into any registration rights agreements with any other parties which entitle the other party to liquidated damages under certain circumstances. Pursuant to the a Registration Rights Agreement entered into in September 2013, the relevant investors are entitled to liquidated damages in certain circumstances as described below, and accordingly the Genesis Funds are entitled to liquidated damages in such circumstances. Former directors Ethan Benovitz and Daniel Saks are managing principals of the Genesis Funds and were appointed to our Board pursuant to rights granted to the Genesis Funds in connection with the Genesis Registration Rights Agreement.

On Closing Date, we entered into a Restricted Stock Agreement with the IP Navigation Group, LLC (“IP Navigation”), pursuant to which we issued 1,445,000 shares of common stock to IP Navigation in consideration for a reduction in IP Navigation’s future fees. Pursuant to the Restricted Stock Agreement with the IP Navigation, we granted the IP Navigation “piggyback” registration rights for the 1,445,000 shares issued to the IP Navigation with respect to registration statements filed by us during the six month period following the date of the issuance of such shares, which “piggyback” registration rights were complied with as of February 2014.

Under the prior agreement with IP Navigation, IP Navigation provided strategic advisory services relating to the licensing and enforcement of our patent portfolio, including advisory services related to the development of our patent portfolio and prosecution of our patent applications and the Company’s participation in re-examination proceedings. With the issuance of shares to IP Navigation, the parties agreed to lower the future fees that would be paid to IP Navigation from 22.5% to 15% of gross consideration received by us from settlements, licenses and sales of patents. Following changes within IP Navigation Group, LLC, the Company and IP Navigation Group, LLC agreed, as of February 10, 2014, to terminate the patent advisory services agreement.

On July 11, 2013, in connection with the Merger, we entered into a Shared Services Agreement with Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, which became effective at the closing of the Merger, whereby Walker Digital Management, LLC provides certain services to us. Walker Digital Management, LLC provides such services at cost.

We entered into a Registration Rights Agreement dated as of February 10, 2014 (the “Secondary Registration Rights Agreement”) in connection with the sale by Walker Digital of an aggregate of 5 million shares of common stock (the “Shares”) at $3.00 per share to a group of accredited investors (the “Investors”) in private resales not requiring registration under the Securities Act of 1933, as amended. The Registration Rights Agreement requires the Company to file a registration statement under the Securities Act with respect to the resale by such Investors of the Shares within 65 days of the effectiveness of a registration statement which the Company has filed with respect to the resale of certain securities it issued in September 2013 and for such registration statement to be declared effective not later than August 1, 2014. The Company will be indemnified for certain penalty payment obligations which may become due under the Registration Rights Agreement by Walker Digital pursuant to a Registration Rights Indemnification Agreement dated as of February 10, 2014.

Under the terms of the Shared Services Agreement between the Company and Walker Digital Management, LLC (a wholly-owned subsidiary of Walker Digital LLC), Walker Digital Management agreed to provide certain services to the Company, including computer maintenance, service, supplies and software licenses, equipment rental, office services and supplies, mail room services and postage, IT and finance support, telephone, insurance, office space and utilities. All such shared services are provided at an amount equal to the proportionate amount of Walker Digital Management’s cost of such services. Under the terms of the Shared Services Agreement, the Company agreed to provide certain services to Walker Digital, including intellectual property management (at a cost of $55 per hour for a maximum of 20 hours per month), contract management (at a cost of $80 per hour for a maximum of 20 hours per month), contract drafting and negotiation (at a cost of $100 per hour for a maximum of 20 hours per month), general legal services (at a cost of $150 per hour for a maximum of 20 hours per month) and general finance services (at a cost of $150 per hour for a maximum of 20 hours per month).

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the Primary Registration, is first effective, or (b) certain investors become eligible to resell their shares under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

On July 11, 2013, we also entered into standard indemnification agreements, which became effective at the closing of the Merger, with our directors and executive officers.

On the Closing Date, we entered into an employment agreement with Jonathan Ellenthal, our Chief Executive Officer. Pursuant to that employment agreement, Mr. Ellenthal is entitled to an annual base salary of $400,000, an annual bonus opportunity with a target of 100% of his annual base salary and options to purchase 1,000,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement with Karen Romaine, our Chief Financial Officer, which became effective on the Closing Date. Pursuant to that employment agreement, Ms. Romaine is entitled to an annual base salary of $275,000, an annual bonus opportunity with a target of 20% of her annual base salary and options to purchase 75,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement with Gary Greene, our Chief Administrative Officer, General Counsel and Secretary, which became effective on the Closing Date. Pursuant to that employment agreement, Mr. Greene was entitled to an annual base salary of $345,000, an annual bonus opportunity with a target of 40% of his annual base salary and options to purchase 300,000 shares of our common stock pursuant to our Incentive Plan. In connection with the termination of Mr. Greene’s duties as Chief Administrative Officer, General Counsel and Secretary on February 14, 2014, Walker Digital agreed to provide Mr. Greene amounts due with respect to certain responsibilities owed by Mr. Greene to Walker Digital and in connection with such payments, we agreed to register for resale 309,167 shares of our common stock that Mr. Greene will receive from Walker Digital.

Certain relationships between Walker Digital and our directors and officers are set forth below:

•	Jay Walker is the chairman and founder of Walker Digital and beneficially owns a majority of the issued and outstanding equity interests in Walker Digital.
•	Jonathan Ellenthal was the Chief Executive Officer of Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, and serves as a director for many of Walker Digital’s subsidiaries.
•	Nathaniel J. Lipman is a director of Walker Digital.
•	Karen Romaine was the Chief Financial Officer and General Manager of Walker Digital Management, LLC.
Review, Approval, or Ratification of Transactions

To ensure, among other things, that potential conflicts of interest are avoided or declared, we have adopted a Code of Ethics applying to all of our directors, officers and employees. The Code of Ethics is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Commission and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics, and (v) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the Investor Relations; Corporate Governance, portion of our website, www.patentproperties.com. Additional copies of the Code of Ethics may be obtained without charge from us by writing or calling: Two High Ridge Park, Stamford, CT 06905, Attn: Secretary, Tel: (203) 461-7200.

Pursuant to its charter, the Audit Committee is responsible for approving all related-party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interest and other improprieties.

The Board has determined that each of Mr. Lipman, Mr. Kelly and Ms. Barner is “independent” under the independence standards of NASDAQ and applicable Commission rules.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

Board Leadership Structure

The positions of chief executive officer and chairman of our Board of Directors are held by different persons. The chairman of our Board of Directors, Jay Walker, chairs director and stockholder meetings and participates in preparing their agendas. Mr. Walker serves as a focal point for communication between management and the Board of Directors between board meetings, although there is no restriction on communication between directors and management. Jonathan Ellenthal serves as our chief executive officer as well as a member of our Board of Directors. We believe that these arrangements afford the three independent members of our Board of Directors sufficient resources to supervise management effectively, without being overly engaged in day-to-day operations.

The board has not designated a lead director. Given the limited number of directors comprising the board, the independent directors call and plan their executive sessions collaboratively and, between board meetings, communicate with management and one another directly. Under the circumstances, the directors believe that formalizing a lead director function might detract from, rather than enhance, performance of their responsibilities as directors.

Risk Oversight

The Board of Directors is responsible for the oversight of risk management related to the company and its business and accomplishes this oversight through regular reporting by the audit committee. The audit committee assists the Board of Directors by periodically reviewing the accounting, reporting and financial practices of the company, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance and internal audit functions, the audit committee reviews and discusses all significant areas of our business, including credit policies, inventory management practices, internal controls, accounting policies and procedures and summarizes for the Board of Directors areas of risk and the appropriate mitigating factors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Practices of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. The Board of Directors is currently composed of six members. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. A quorum is a majority of the Board of Directors.

Committees of the Board of Directors and Director Independence

Our Board has four standing committees to assist it with its responsibilities. These committees are described below. Each of the committees has a charter accessible at the Investor Relations; Corporate Governance, portion of our website, www.patentproperties.com.

The Audit Committee, which is comprised solely of directors who satisfy the Commission audit committee membership requirements, is governed by a Board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and our independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent registered public accounting firm. It maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm and evaluates its qualifications, performance and independence. The committee also monitors compliance with our policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. Our Audit Committee is comprised of Mr. Lipman, Mr. Kelly and Ms. Barner, and Mr. Kelly is the Chairman of the committee. The Audit Committee met four times during 2013.

The Board has determined that Mr. Kelly, who currently is a member of the Board and chairman of the Audit Committee, is the Audit Committee financial expert, as defined under the Exchange Act, and is independent as defined by the rules of NASDAQ. The Board made a qualitative assessment of Mr. Kelly’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer for a reporting company and financial sophistication from his over twenty years of finance experience.

The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, to the fullest extent permitted under Delaware law. Our Executive Committee is comprised of Mr. Walker, Mr. Ellenthal and Mr. Lipman. The executive committee did not meet during 2013.

The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board performance and reviews Board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates.

The committee will consider director candidates recommended by security holders. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. Potential nominees to the Board of Directors are required to have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined under Rule 5605 of the listing standards of NASDAQ and applicable SEC regulations. Security holders wishing to submit the name of a person as a potential nominee to the Board of Directors must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating Committee at the following address: Nominating and Corporate Governance Committee of the Board of Directors, c/o Jonathan Siegel, Secretary, Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating Committee, and/or any other method the Nominating Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating and Corporate Governance Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Nominating and Corporate Governance Committee does not intend to recommend the nomination of a sitting director for re-election. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Committee considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons.

Our Nominating Committee is comprised of Mr. Walker, Mr. Ellenthal and Dr. Schiller. The Nominating and Corporate Governance Committee did not meet during 2013.

The Compensation Committee determines all compensation for our Chief Executive Officer; reviews and approves corporate goals relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock option plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. Our Compensation Committee is comprised of Mr. Walker, Ms. Barner and Dr. Schiller. The Compensation Committee met two times during 2013.

Compensation Committee Interlocks and Insider Participation

With the exception of Dr. Schiller, who was our Chief Executive Officer and Chairman prior to the Merger, and Mr. Walker, who is currently our Executive Chairman of the Board, there is no other member of our Compensation Committee who at any time has been an officer or employee of ours or our subsidiaries, or who had any relationship requiring disclosure as a related party transaction. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Mr. Walker’s affiliated entity, Walker Digital Management, LLC, which is a wholly-owned subsidiary of Walker Digital, entered into a Shared Services Agreement with us on July 11, 2013, in connection with the Merger. The agreement became effective at the closing of the Merger, whereby Walker Digital Management, LLC provides certain services to us at cost. Under the terms of the Shared Services Agreement, Walker Digital Management agreed to provide certain services to the Company, including computer maintenance, service, supplies and software licenses, equipment rental, officer services and supplies, mail room services and postage, IT and finance support, telephone, insurance, office space and utilities. All such shared services are provided at an amount equal to the proportionate amount of Walker Digital Management’s cost of such services. Under the terms of the Shared Services Agreement, the Company agreed to provide certain services to Walker Digital, including intellectual property management (at a cost of $55 per hour for a maximum of 20 hours per month), contract management (at a cost of $80 per hour for a maximum of 20 hours per month), contract drafting and negotiation (at a cost of $100 per hour for a maximum of 20 hours per month), general legal services (at a cost of $150 per hour for a maximum of 20 hours per month) and general finance services (at a cost of $150 per hour for a maximum of 20 hours per month).

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the Primary Registration, is first effective, or (b) certain investors become eligible to resell their shares under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

Audit Committee Report

The role of the audit committee is to assist the Board of Directors in its oversight of our financial reporting process. As set forth in the charter, our management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of this oversight function, the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management, and has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with audit committee, as currently in effect. The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with audit committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence; and based on the review and discussions referred above, the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s consideration and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted accounting principles or that our auditors are in fact “independent.”

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the audit committee charter, the audit committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

THE AUDIT COMMITTEE

Robert Kelly
Nathaniel J. Lipman
Sharon Barner

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2013, except as described below:

On January 28, 2014, Mr. Greene filed a Form 4 seventy five days late; on January 29, 2014, Ms. Romaine, Ms. Barner and Mr. Kelly each filed a Form 4 seventy six days late, on January 30, 2014, Mr. Lipman filed a Form 4 seventy seven days late and on February 7, 2014, Mr. Ellenthal filed a Form 4 eighty five days late.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2013, the Board of Directors met eight times and took action by written consent on three occasions. The total combined attendance for all Board of Director and Committee meetings was 97%, and no director attended fewer than 75% of such meetings. Each director is expected to participate, either in person or via teleconference, in meetings of our Board of Directors and meetings of committees of our Board of Directors in which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. We do not have a written policy with regard to directors’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the annual meeting.

Communications with the Board of Directors

Stockholders can mail communications to the Board of Directors, c/o Jonathan Siegel, Secretary, Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905 who will forward the correspondence to each addressee.

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by or paid to our Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer) during the two fiscal years ended December 31, 2013 and 2012. We had no other executive officers in 2013 or 2012. Upon the closing of the Merger, we appointed new executive officers, who had previously been executive officers of Walker Digital. The following table also summarizes all compensation earned or paid by Walker Digital to those executive officers during the two fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Harvey W. Schiller, Ph.D. Chairman and Chief Executive Officer(1)	2013	187,615	—	320,000	—		—		507,615
	2012	179,000	—	—	202,000	(3)	142,000	(4)	523,000
Jeffrey O. Nyweide, Chief Financial Officer and Executive Vice President(2)	2013	311,000	—	266,669	—		—		577,669
	2012	359,000	—	—	121,000	(3)	143,000	(5)	623,000
Jonathan Ellenthal, Chief Executive Officer(6)(9)	2013	471,591	500,000	—	2,364,12	(11)	—		3,335,713
	2012	500,000	1,500,000	—	—		—		2,000,000
Gary A. Greene, Chief Administrative Officer, General Counsel and Secretary(7)(9)	2013	316,364	39,870	—	709,237	(11)	—		1,065,471	(10)
	2012	279,583	291,948	—	—		—		571,531
Karen Romaine, Chief Financial Officer(8)(9)	2013	257,102	—	—	177,309	(11)	—		434,411
	2012	250,000	—	—	—		—		250,000

(1)	Dr. Schiller was our Chief Executive Officer during the fiscal year ended December 31, 2012. He resigned from that office effective upon the closing of the Merger.
(2)	Mr. Nyweide was our Chief Financial Officer during the fiscal year ended December 31, 2012. He resigned from that office effective upon the closing of the Merger.
(3)	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to each of Dr. Schiller and Mr. Nyweide to purchase 125,000 and 75,000 shares of common stock respectively, with an exercise price of $3.05 per share, scheduled vesting of six months and a term of five years.
(4)	Amount includes cash payments of $126,000 for the rental of an apartment in New York City, $15,000 for the reimbursement of professional fees, and $1,000 for life insurance.
(5)	Amount includes payments of a housing allowance of $108,000 for the rental of an apartment in New York City, $10,000 related to a 401(k), reimbursement of professional fees of $20,000, and $3,000 for the reimbursement of parking fees.
(6)	Mr. Ellenthal was appointed our Chief Executive Officer effective upon the closing of the Merger.
(7)	Mr. Greene was appointed our Chief Administrative Officer, General Counsel and Secretary effective upon the closing of the Merger and his duties as such were terminated on February 14, 2014.
(8)	Ms. Romaine was appointed our Chief Financial Officer effective upon the closing of the Merger.
(9)	Represents compensation received while employed by Walker Digital prior to the closing of the Merger.
(10)	Pursuant to Mr. Greene’s September 19, 2011, employment agreement with Walker Digital Management, LLC, Mr. Greene has the right to 396,667 shares of our common stock held by Walker Digital, which shares were expected to be transferred to Mr. Greene in 2014. In connection with Mr. Greene’s departure from the Company in February 2014, Mr. Greene agreed to accept 309,167 shares of our common stock in lieu of such amount of shares.

(11)	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to Mr. Ellenthal, Mr. Greene and Ms. Romaine to purchase 1,000,000, 300,000 and 75,000 shares of common stock respectively, with an exercise price of $4.05 per share, scheduled vesting of 3 years and a term of ten years. In connection with Mr. Greene’s departure from the Company in February 2014, Mr. Greene has agreed to cancel 200,000 of such options to purchase shares of our common stock, with the remaining 100,000 shares to be deemed fully vested on November 15, 2014 at the same exercise price, but with a remaining term of one year.

On the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Jonathan Ellenthal, our Chief Executive Officer. Pursuant to that employment agreement, Mr. Ellenthal is entitled to an annual base salary of $400,000, an annual bonus opportunity with a target of 100% of his annual base salary and a one-time grant of stock options to purchase 1,000,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Karen Romaine, our Chief Financial Officer. Pursuant to that employment agreement, Ms. Romaine is entitled to an annual base salary of $275,000, an annual bonus opportunity with a target of 20% of her annual base salary and a one-time grant of stock options to purchase 75,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Gary Greene, our Chief Administrative Officer, General Counsel and Secretary. Pursuant to that employment agreement, Mr. Greene was entitled to an annual base salary of $345,000, an annual bonus opportunity with a target of 40% of his annual base salary and a one-time grant of stock options to purchase 300,000 shares of our common stock pursuant to our Incentive Plan.

Amended and Restated 2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”), which became effective immediately following its approval and replaced the original 2006 Long-Term Incentive Plan. Our original 2006 Long-Term Incentive Plan was amended to (i) the increase the number of shares authorized from 1,500,000 to 3,000,000 and (ii) the increase the number of shares the Compensation Committee may grant to an individual during any calendar year from 312,500 to 625,000.

On November 12, 2013, after receiving approval from the Board and stockholders the Incentive Plan was amended to increase the number of shares covered thereby to 6,000,000 and change the annual individual grant limit to 1,000,000 shares, increased from 3,000,000 and 625,000, respectively, under the original 2006 Long-Term Incentive Plan. As of April 11, 2014, 2,302,342 shares remain eligible to be issued under the Incentive Plan, 2,305,000 options to purchase shares were outstanding. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 1,000,000 shares of our common stock to any individual during any calendar year.

The Incentive Plan is administered by the Compensation Committee, or in the absence of the Compensation Committee, the entire Board. The Compensation Committee has sole authority to interpret the Incentive Plan and set the terms of all awards, including, without limitation, determining the performance goals associated with performance-based awards, determining the recipients of awards, determining the types of awards to be granted, and making policies and procedures relating to administration of the Incentive Plan.

The purpose of the Incentive Plan is to allow us to continue to provide incentives to such participants who are responsible for our success and growth, assist us in attracting, rewarding and retaining employees of experience and ability, facilitate the completion of strategic acquisitions, link incentives with increases in stockholder value and to further align participants’ interests with those of other stockholders. In general, the Incentive Plan empowers us to grant stock options and stock appreciation rights, and performance-based cash and stock and other equity based awards, including restricted stock and restricted stock units to employees, officers, directors, advisors and consultants. The Incentive Plan will also continue to allow us to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving our ability to receive tax deductions for the awards.

The Incentive Plan may be amended, suspended or terminated by the Board, except that (a) no amendment shall be made that would impair the rights of any participant under any award theretofore granted without the participant’s consent, and (b) no amendment shall be made which, without the adoption of our stockholders, would (i) materially increase the number of shares that may be issued under the Incentive Plan, except as the Compensation Committee may appropriately make adjustments; (ii) materially increase the benefits accruing to the participants under the Incentive Plan; (iii) materially modify the requirements as to eligibility for participation in the Incentive Plan; (iv) decrease the exercise price of an option to less than 100% of the Fair Market Value (as defined under the Incentive Plan) per share of common stock on the date of grant thereof; or (v) extend the term of any option beyond ten years.

No award may be granted under the Incentive Plan after the tenth anniversary of the Incentive Plan’s effective date, December 5, 2006.

Amended and Restated 2006 Employee Stock Purchase Plan

Our 2006 Stock Purchase Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”), which became effective immediately following its approval and replaced the original 2006 Employee Stock Purchase Plan. The Stock Purchase Plan permitted eligible employees to automatically purchase at the end of each month at a discounted price, a certain number of shares of our common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provided for the issuance of up to 2,000,000 shares of our common stock, increased from 250,000 under the original 2006 Employee Stock Purchase Plan. We terminated the Stock Purchase Plan effective upon the closing of the Merger.

Outstanding Equity Awards at Fiscal Year-End

On March 26, 2012, we granted to each of Dr. Schiller and Mr. Nyweide options to purchase 125,000 shares of common stock and 75,000 shares of common stock, respectively, which are fully vested. The following table presents information regarding unexercised option awards for each named executive officer as of the end of the fiscal year ended December 31, 2013:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Harvey W. Schiller, Ph.D.	125,000	0		$3.05	March 25, 2017
Jeffrey O. Nyweide	75,000	0		$3.05	March 25, 2017
Jonathan Ellenthal	0	1,000,000	(1)	$4.05	November 12, 2023
Gary A. Greene	0	300,000	(1)(2)	$4.05	November 12, 2023	(2)
Karen Romaine	0	75,000	(1)	$4.05	November 12, 2023

(1)	Each such option vests in one-third annual installments on the first, second and third anniversaries of the option grant date of November 12, 2013.
(2)	In connection with Mr. Greene’s departure from the Company in February 2014, Mr. Greene has agreed to cancel 200,000 of such options to purchase shares of our common stock, with the remaining 100,000 shares to be deemed fully vested on November 15, 2014 at the same exercise price, but with a remaining term of one year.

Additionally, we have entered into agreements with certain of our current directors and officers pursuant to which we have agreed to issue options to them. We received stockholder approval to increase the number of shares of our common stock available for issuance under the Incentive Plan prior to issuing these options. The following table contains information about our common stock that may be issued under our equity compensation plans as of December 31, 2013.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,305,000	$3.96	2,302,342
Equity compensation plans not approved by security holders	—	—	—
Total	2,305,000	$3.96	2,302,342

(1)	Our Amended and Restated 2006 Long-Term Incentive Plan was adopted by our stockholders on July 24, 2008.

DIRECTOR COMPENSATION

The following table sets forth information with respect to compensation earned by or awarded to each of our directors who was not a named executive officer during the fiscal year ended December 31, 2013. The below directors resigned upon the closing of the Merger, and our current directors will be compensated in accordance with our new Director’s Plan (described below).

Name(1)	2013
Per-Olof Lööf	$34,500
John Bujouves	34,500
John P. Oswald	64,000
Ethan Benovitz(2)	31,000
Daniel Saks(2)	31,000

(1)	Effective upon the closing of the Merger, each of Messrs. Lööf, Bujouves, Oswald, Benovitz and Saks resigned from the Board of Directors.
(2)	On September 20, 2012, Mr. Ethan Benovitz and Mr. Daniel Saks were appointed as members of the Board of Directors.
Director’s Plan

Pursuant to the Director’s Plan in effect prior to the Closing Date, each non-employee member of our Board was, during the fiscal year ended December 31, 2012, and through the Closing Date, entitled to receive cash compensation consisting of an annual cash retainer of $20,000, a fee of $2,500 for attending each board meeting, a fee of $2,500 for attending each committee meeting and a fee of $500 for participating via telephone at each board and committee meeting (the committee chairs received a supplemental fee).

On September 23, 2013, we adopted a new Directors Plan pursuant to which members of our Board are entitled to receive the following compensation:

Annual Cash Retainer:

Executive Chairman	$200,000
Board Member (Independent)	$50,000
Supplemental Fees for Committee Members and Chairs:

Executive Committee Member (Independent)	$100,000
Audit Committee Chair (Independent)	$25,000
Audit Committee Member (Independent)	$10,000

2013 Stock Option Grants:

Executive Committee Member (Independent)	100,000 shares of common stock
Board Member (Independent)	50,000 shares of common stock
Committee Chair (Independent)	20,000 shares of common stock
Expense Reimbursement

If the Company holds Board or committee meetings in addition to the quarterly meetings, independent members will be compensated $2,500 for in-person attendance and $1,000 for telephonic attendance at such additional meetings. The Company shall also reimburse its Board members for ordinary and necessary out of pocket expenses (e.g., travel, hotel, and meals) incurred in connection with Board activities.

Pursuant to the foregoing arrangements, during the fiscal year ended December 31, 2013 the below directors earned or were awarded the compensation indicated in their role as directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sharon Barner	$18,500	—	$118,200	—	—	—	$136,700
Robert Kelly	19,750	—	165,480	—	—	—	185,230
Nathaniel J. Lipman	41,000	—	354,600	—	—	—	395,600
Jay S. Walker	50,000	—	—	—	—	—	50,000

(1)	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to Ms. Barner, Mr. Kelly and Mr. Lipman to purchase 50,000, 70,000 and 150,000 shares of common stock respectively, with an exercise price of $4.05 per share, scheduled vesting of 3 years and a term of ten years, all of which options were outstanding as of December 31, 2013.

Mr. Ellenthal and Dr. Schiller were compensated as officers of the Company during the fiscal year ended December 31, 2013 and received no compensation as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE
BOARD OF DIRECTORS’ NOMINEES.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the holder how to vote, by marking your proxy card.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Marcum LLP to serve as our independent accountants for the year ending December 31, 2014. A representative of Marcum LLP is expected to be present by teleconference at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also is expected to be available to respond to appropriate questions from stockholders.

If stockholders fail to ratify the appointment, the audit committee will reconsider its appointment of Marcum LLP.

Services and Fees of Independent Accountants

The following chart sets forth public accounting fees paid to Marcum LLP during the years ended December 31, 2013 and 2012:

Marcum LLP

	2013	2012
Audit Fees	$155,000	$100,000
Audit-Related Fees	80,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$235,000	$100,000

Audit fees were for professional services for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Forms 10-Q, and services that are normally provided by Marcum LLP in connection with statutory and regulatory filings or engagements for that fiscal year.

Audit-related fees consist of services by Marcum LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under Audit Fees. We incurred these fees in connection with the preparation of registration statements and our Current Report on Form 8-K/A filed in September 2013. Audit-related fees also included out of pocket expenses incurred during the course of performing audit or review of our financial statements for the respective fiscal year.

Marcum LLP did not bill any other fees for services rendered to us during the fiscal years ended December 31, 2013 and 2012 for tax services or assurance and related services in connection with the audit or review of our financial statements.

Pre-Approval of Services

The audit committee appoints the independent accountant each year and pre-approves the audit services. The audit committee chair is authorized to pre-approve specified non-audit services for fees not exceeding specified amounts, if he promptly advises the other audit committee members of such approval. All of the services described under the caption “Audit Fees” were pre-approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP TO SERVE AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Securities Exchange Act Section 14A, we are submitting to stockholders an advisory vote to approve the compensation paid to the Company’s named executive offices, as disclosed under the caption Election of Directors — Executive Compensation, pursuant to Item 402 of Regulation S-K, including the compensation tables and related narrative discussion.

The advisory vote is not binding on the Company, the Board of Directors, or management; if executive compensation is not approved by a majority of the votes cast, the Compensation Committee will take account of this fact when considering executive compensation in future years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the compensation paid to Company’s named executive offices, as disclosed under the caption Election of Directors — Executive Compensation, pursuant to Item 402 of Regulation S-K, including the compensation tables, and related narrative discussion, be, and hereby is, approved.

PROPOSAL 4
ADVISORY VOTE TO APPROVE THE FREQUENCY OF ADVISORY VOTES
ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company’s stockholders are entitled to indicate how frequently they believe the Company should seek an advisory vote on the compensation of the Company’s named executive officers, such as Proposal 3 above. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years or you may abstain. The Board recommends that the Company’s stockholders select a frequency of three years, with the next such stockholder advisory vote to be held at the Company’s annual meeting for the fiscal year 2016.

Although the advisory vote is non-binding, the Board will review and consider the voting results when making future decisions regarding the frequency of advisory votes on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR “THREE YEARS” ON THE ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

GENERAL

Management does not know of any matters other than those stated in this proxy statement that are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We will bear the cost of preparing, printing, assembling and mailing the proxy, proxy statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at our request. In addition to the solicitation of proxies by use of the mails, officers and regular employees of Patent Properties may solicit proxies without additional compensation, by telephone or other electronic means. We may reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Patent Properties’s SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

We will only deliver one proxy statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement and any future annual reports and proxy or information statements to any security holder at a shared address to which a single copy of this proxy statement was delivered, or deliver a single copy of this proxy statement and any future annual reports and proxy or information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the Company at following address: Jonathan Siegel, Secretary, Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905.

Patent Properties will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013 (as filed with the SEC), including the financial statements contained therein. All such requests should be directed to Jonathan Siegel, Secretary, Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905.

As indicated on the form of proxy accompanying this proxy statement, you may use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form and, when prompted, you may indicate that you agree to receive or access proxy materials electronically in future years.

Other Matters to Be Presented at the Annual Meeting

The Company did not have notice, as of February 15, 2014, of any matter to be presented for action at the Annual Meeting, except as discussed in this proxy statement. The persons authorized by the accompanying form of proxy will vote in their discretion as to any other matter that comes before the Annual Meeting.

STOCKHOLDER PROPOSALS

The annual meeting of stockholders for the fiscal year ending December 31, 2014 is expected to be held in June 2015. Any stockholder proposal intended to be included in our proxy statement and form of proxy for presentation at the 2014 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us not later than December 22, 2014. As to any proposal submitted for presentation at the 2014 annual meeting outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2014 annual meeting will be entitled to exercise discretionary authority on that proposal unless we receive notice of the matter on or before March 7, 2015.

By Order of the Board of Directors,
/s/ Jonathan A. Siegel

Jonathan A. Siegel
Chief Administrative Officer, General
Counsel and Secretary

Dated: April 21, 2014

Patent Properties, Inc.
Two High Ridge Park
Stamford, CT 06905

VOTE BY INTERNET

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you access the web site and follow the instructions on your proxy card to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided to you.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K are available at http://www.cstproxy.com/patentproperties/2014.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
PATENT PROPERTIES, INC.
TO BE HELD ON JUNE 4, 2014

Jay Walker and Jonathan Ellenthal, with full power of substitution, each is hereby authorized to vote as specified below or, with respect to any matter not set forth below, as he shall determine, all of the shares of common stock of Patent Properties, Inc. that the undersigned would be entitled to vote, if personally present, at the 2013 annual meeting of stockholders and any adjournment thereof.

Unless otherwise specified, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “3 Years” regarding Proposal 4. The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3 and “3 Years” regarding Proposal 4.

1. ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Jay Walker, Jonathan Ellenthal, Nathaniel J. Lipman, Robert Kelly, Sharon Barner and Harvey W. Schiller, Ph.D.

INSTRUCTION: To withhold authority to vote for any nominee, write the nominee’s name in the space provided below.

2. RATIFICATION OF MARCUM LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. APPROVAL OF EXECUTIVE COMPENSATION

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. RECOMMENDATION BY NON-BINDING VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES.

☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN

Please sign exactly as your name appears below. When shares are held by joint tenants, each should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, or partner, please give full title as such.

Date: , 2014	Signature
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.